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                                                                    Exhibit 11.1

                          Watson Pharmaceuticals, Inc.
                 Statement of Computation of Per Share Earnings
                                 (in thousands)



                                                  1995      1994      1993
                                                 -------   -------   -------
          Net income                             $47,890   $36,545   $50,417
                                                 =======   =======   =======

          Common stock:
            Shares outstanding from
             beginning of period                  35,783    35,549    32,016

          Pro rata shares:

            Sales of stock                                             2,274

            Exercise of stock
             options & warrants                      261       109       141

            Assumed exercise of stock
             options using treasury
             stock method                          1,099       851     1,168

            Shares issued to employees                          12       288

            Cancellation of shares
             issued to employees                                (6)     (383)
                                                 -------   -------   -------

            Weighted average number of
             common and common
             equivalent shares
             outstanding                          37,143    36,515    35,504
                                                 =======   =======   =======

          Earnings per share                     $  1.29   $  1.00   $  1.42
                                                 =======   =======   =======